UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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DBX ETF TRUST

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Deutsche Asset & Wealth Management

Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF

June 22, 2015

Dear Shareholder,

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. Effective April 30, 2015, TDAM USA Inc. (“TDAM”) was appointed to serve as the sub-adviser to Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF (the “Fund”) pursuant to a sub-advisory agreement between (1) DBX Advisors LLC, the Fund’s investment adviser, and (2) TDAM (the “TDAM Sub-Advisory Agreement”). The management fee paid by the Fund will not change as a result of the new sub-advisory relationship.

While shareholder approval of the TDAM Sub-Advisory Agreement is not required, the enclosed document is intended to provide you with detailed information about TDAM and the TDAM Sub-Advisory Agreement and about the reasons for the Board’s approval of the TDAM Sub-Advisory Agreement.

If you have questions about the TDAM Sub-Advisory Agreement, please feel free to call us at 855-329-3837. Thank you for your continued support of Deutsche Asset & Wealth Management.

Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF,

a series of DBX ETF Trust

345 Park Avenue, New York, New York 10154

INFORMATION STATEMENT

This Information Statement is being provided to the shareholders of Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF (the “Fund”), a series of DBX ETF Trust (the “Trust”) to inform them of the appointment of TDAM USA Inc. (“TDAM”) as the sub-adviser for the Fund.

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order granted to affiliates of the Fund and DBX Advisors LLC (the “Adviser” or “DBXA”) by the U.S. Securities and Exchange Commission (“SEC”) on August 20, 2012 (the “Exemptive Order”). The Exemptive Order permits the Adviser, subject to certain conditions and approval by the Board of Trustees of the Trust (the “Board”), to select sub-advisers to manage all or a portion of the assets of the Fund and to materially amend sub-advisory agreements with sub-advisers, each without obtaining shareholder approval. The Order also relieves the Fund from disclosing the sub-investment advisory fees paid by the Adviser to a sub-adviser in documents filed with the SEC and provided to shareholders. Under the conditions of the Exemptive Order, shareholders of the Fund must be provided with relevant information about a new sub-adviser within ninety (90) days after the hiring of the new sub-adviser.

On April 20, 2015, the Board approved the appointment of TDAM to replace Deutsche Investment Management Americas Inc. (“DIMA”) as the Fund’s sub-adviser. In conjunction with such appointment, the Board approved a new sub-investment advisory agreement, on behalf of the Fund, between DBXA and TDAM (the “TDAM Sub-Advisory Agreement”). The management fees paid by the Fund will not change as a result of the new sub-advisory relationship. TDAM began managing the Fund’s investment portfolio on April 30, 2015.

This Information Statement is being supplied pursuant to the conditions of the Exemptive Order to provide shareholders with relevant information about TDAM. A Notice of Internet Availability of the Information Statement is being mailed on or about June 22, 2015 to Fund shareholders of record as of June 11, 2015.

In this Information Statement, the word “fund” sometimes is used to mean an investment company or series thereof in general, and not the Fund listed above. In addition, for simplicity, actions may be described in this Information Statement as being taken by the Fund, although all actions actually are taken by the Trust on behalf of the Fund. The term “Board Member,” as used herein, refers to a person who serves as a trustee of the Trust. The term “Independent Board Member” means a Board Member who is not an interested person of the Fund as defined by the Investment Company Act of 1940, as amended (the “1940 Act”).

The Information Statement will be available at https://etfus.deutscheawm.com/us/en/product-detail-page/subd and will remain available until September 30, 2015.

BACKGROUND

General. Based on the recommendation of the Adviser, at a meeting held on April 20, 2015, the Board, including the Independent Board Members, approved the termination of DIMA as the Fund’s sub-adviser, the appointment of TDAM as the Fund’s new sub-adviser and the terms of the TDAM Sub-Advisory Agreement, to become effective on or about April 30, 2015.

Under the TDAM Sub-Advisory Agreement, the Adviser has delegated to TDAM the responsibility to make investment decisions and buy and sell securities with respect to the Fund’s assets. TDAM assumed day-to-day management of the Fund’s assets on April 30, 2015. Information about the portfolio managers responsible for the portfolio management of the Fund is provided in Exhibit A.

Implementation of the TDAM Sub-Advisory Agreement did not affect the management fee rate paid by the Fund to the Adviser. Under the TDAM Sub-Advisory Agreement, the Adviser is responsible for paying TDAM a sub-advisory fee out of the management fee received by the Adviser. Further information about the advisory and sub-advisory fee, and aggregate amounts paid, is set forth in Exhibit C.

The TDAM Sub-Advisory Agreement for the Fund, as approved by the Board, will continue in effect until January 31, 2016, and will continue from year to year thereafter, subject to annual approval by the affirmative vote of (i) a majority of the Board’s Independent Board Members at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the Fund.

A discussion of the Board’s considerations of the Fund’s investment sub-advisory arrangement is provided below. (See “Board Consideration of the TDAM Sub-Advisory Agreement,” below.)

Description of the TDAM Sub-Advisory Agreement. Effective April 30, 2015, TDAM serves as the sub-adviser to the Fund under the TDAM Sub-Advisory Agreement. Under the TDAM Sub-Advisory Agreement, TDAM manages the securities and other assets of the Fund, including the purchase, retention and disposition of assets in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus and statement of additional information. The Adviser is responsible for supervising and overseeing the performance of TDAM’s duties under the TDAM Sub-Advisory Agreement.

The sub-advisory fees payable under the TDAM Sub-Advisory Agreement are paid by the Adviser, not the Fund. Under the TDAM Sub-Advisory Agreement, TDAM is paid by the Adviser at a negotiated rate.

The TDAM Sub-Advisory Agreement provides that TDAM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of the TDAM Sub-Advisory Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of TDAM in the performance of its duties or from reckless disregard of its duties and obligations thereunder.

The TDAM Sub-Advisory Agreement may be terminated without penalty (a) by the Board, or by vote of a majority of the outstanding voting shares of the Fund, on sixty (60) days’ written notice to the Adviser and TDAM, (b) by the Adviser on sixty (60) days’ written notice to TDAM, or (c) by TDAM upon ninety (60) days’ written notice to the Adviser. The TDAM Sub-Advisory Agreement will automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Trust and the Adviser on behalf of the Fund (the “Investment Advisory Agreement”).

Board Consideration of the TDAM Sub-Advisory Agreement. The Board, including the Independent Board Members, approved the TDAM Sub-Advisory Agreement at an in-person meeting held in April 2015.

In terms of the process that the Board followed prior to approving the TDAM Sub-Advisory Agreement, shareholders should know that:

●	In April 2015, 75% of the Fund’s Board Members were independent of the Adviser and its affiliates.

●

The Board considered that the Adviser and the Fund may rely on the Exemptive Order from the SEC permitting the Adviser, subject to the approval of the Board, to select sub-advisers to manage all or a portion of the Fund’s assets without obtaining shareholder approval.

●	The Board Members met privately with their independent counsel to discuss the TDAM Sub-Advisory Agreement.

In connection with its review of the TDAM Sub-Advisory Agreement, the Board considered the factors discussed below, among others.

Nature, Quality and Extent of Services. In considering the nature, extent and quality of services that TDAM provides to the Fund, the Board reviewed in detail the nature, extent and quality of services to be provided by TDAM under the Sub-Advisory Agreement. The Board noted that these services include, among other things, furnishing a continuous investment program for the Fund, including arranging for, or implementing, the purchase and sale of portfolio securities.

The Board considered TDAM’s operational capabilities and resources, and its experience in serving as investment sub-adviser to other funds, including those with comparable investment strategies. The Board considered the professional experience and qualifications of TDAM’s senior management and key professional personnel, as well as TDAM’s depth and breadth of experience in managing investment portfolios consisting of fixed income securities. The Board gave special consideration to TDAM’s experience and capabilities in managing portfolios comprised of fixed income securities, and their techniques for tracking an index while minimizing index tracking error.

The Board evaluated these factors in consultation with Fund counsel. Based on its review, the Board concluded that the nature, extent, and quality of services to be provided by TDAM under the Sub-Advisory Agreement are reasonable and appropriate in relation to the fees to be paid to each Sub-Adviser, taking special consideration of the fact that the fees to be paid to TDAM are payable by the Adviser and not the Fund.

Performance of TDAM; TDAM’s Financial Resources. The Board considered TDAM’s performance in managing other fixed income-based portfolios and its ability to minimize tracking error for such portfolios. The Board concluded that, given TDAM’s capabilities and experience managing other fixed income funds, TDAM should be able to keep the Fund’s tracking error within acceptable ranges.

The Board also considered TDAM’s financial condition and whether it had the resources necessary to carry out its functions. The Board concluded that TDAM had the financial resources necessary to perform its obligations under the Sub-Advisory Agreement.

Competitiveness of Sub-Advisory Fee. The Board noted that the fee to be paid to TDAM in respect of the Fund would be paid by the Adviser and not the Fund. The Board further noted that the management fee for the Fund was a unitary fee pursuant to which the Adviser would pay all of the Fund’s costs, and thus was not directly affected by the amount of the sub-advisory fee paid to TDAM. Based on its review, the Board concluded that the sub-advisory fee was reasonable in light of the services provided.

Costs of Services and Profitability. The Board noted that the fee paid by the Adviser to TDAM under the Sub-Advisory Agreement contained breakpoints. The Board further noted that they had requested specific information about TDAM’s profitability with respect to its services provided to the Fund, but that such information was not available because TDAM does not calculate the profitability of its sub-advisory services on a per Fund level. The Board further noted that the overall fees paid by the Fund remained reasonable.

The Board also considered whether TDAM would benefit in other ways from its relationship with the Fund. The Board discussed TDAM’s practices regarding the selection and compensation of brokers and dealers that would execute portfolio transactions for the Funds and the brokers’ and dealers’ provision of brokerage services to TDAM. The Board discussed the possible potential benefits TDAM might derive from the Fund’s soft dollar arrangements, whereby brokers provide brokerage services to the Funds or TDAM in return for allocating fund brokerage.

Economies of Scale. The Board noted that the Fund was not experiencing economies of scale at this time and determined to revisit this matter after the Fund had attracted more assets.

Based on all of the information considered and the conclusions reached, the Board unanimously determined to approve the TDAM Sub-Advisory Agreement and concluded that the TDAM Sub-Advisory Agreement was in the best interests of the Fund. In making this determination the Board did not give particular weight to any single factor identified above. It is possible that individual Board Members may have weighed these factors differently in reaching their individual decisions to approve the TDAM Sub-Advisory Agreement.

Information about TDAM USA Inc. TDAM, located at 161 Bay Street, 35th Floor, TD Canada Trust Tower, Toronto, Ontario, Canada M5J 2T2, is a direct wholly-owned subsidiary of The Toronto Dominion Bank (TD). TDAM is registered as an investment advisor with the SEC. As of March 31, 2015, TD had approximately $867 billion under management, and asset management business (TD Asset Management Inc., TDAM USA Inc. and Epoch Investment Partners, Inc., each a wholly owned subsidiary of The Toronto-Dominion Bank) at TD Bank Group collectively managed $260.92 billion. TDAM is a wholly owned subsidiary of The Toronto Dominion Bank.

TDAM does not currently provide sub-advisory services to other registered investment companies with similar investment strategies as the Fund.

The principal occupations of each director and principal executive officer of TDAM are set forth in the table below. The principal business address of each director and principal executive officer, as it relates to his or her duties at TDAM is 161 Bay Street, 35th Floor, TD Canada Trust Tower, Toronto, Ontario, Canada M5J 2T2. No Board Members or officers of the Fund are employees, officers, directors or shareholders of TDAM.

Name	Position with TDAM	Principal Occupation
Tim Wiggan	Chief Executive Officer	Chief Executive officer of TD Asset Management
Bruce Cooper	Chief Investment Officer	Chief Investment Officer of TD Asset Management
Michael Thorfinnson	Chief Administrative Officer	Chief Administrative Officer of TD Asset Management
Tim Thompson	Chief Operating Officer	Chief Operating Officer of TD Asset Management
Julie Sherratt	Managing Director, Investment Risk Management	Managing Director at TD Asset Management, Head of Investment Risk
Toni Evans	Managing Director, Regulatory & Policy Governance	Managing Director at TD Asset Management, Head of Regulatory& Policy Governance
James Simmonds	Chief Compliance Officer	Associate Vice President, Wealth Investment Compliance of TD Bank Group with CCO responsibility to TD Asset Management.

Investment Adviser. Pursuant to the Investment Advisory Agreement, DBXA, with headquarters at 345 Park Avenue, New York, New York 10154, is the investment adviser for the Fund. The Investment Advisory Agreement between DBXA and the Trust, on behalf of the Fund, was last approved by the Board, including a majority of the Independent Board Members, on February 19, 2015.

Under the supervision of the Board, the Adviser makes the Fund’s investment decisions, buys and sells securities for the Fund, and conducts research that leads to these purchase and sale decisions. The Adviser also is responsible for selecting brokers and dealers and for negotiating brokerage commissions and dealer charges. The Investment Advisory Agreement permits the Adviser to delegate any of its duties to a sub-adviser, subject to a majority vote of the Board, including a majority of the Independent Board Members, and, if required by applicable law, subject to a majority vote of the Fund’s shareholders.

The name, address and principal occupation of each principal executive officer and each director of the Adviser is set forth below. The address of each such person is c/o DBX Advisors LLC, 345 Park Avenue, New York, New York 10154.

Name	Position	Principal Occupation
Michael Gilligan	Manager and Chief Financial Officer	Director in the Finance Group at Deutsche Bank AG with CFO responsibility for DBX Strategic Advisors LLC and DB Commodity Services LLC since 2008.
Alex Depetris	Manager and Chief Operating Officer	Director in the Deutsche Asset and Wealth Management Passive Asset Management Group at Deutsche Bank AG since 2008.
Frank Gecsedi	Chief Compliance Officer	Vice President in Deutsche Bank’s Global Markets Legal, Risk and Capital Division since 2010.
Fiona Bassett	Manager, Chief Executive Officer and Chief Investment Officer	Managing Director in the Deutsche Asset and Wealth Management Passive Asset Management Group at Deutsche Bank AG and Head of Passive Americas Asset and Wealth Management Platform since 2014.

The Adviser is an indirect, wholly owned subsidiary of Deutsche Bank AG, Taunusanlage 12, Frankfurt am Main, Germany 60325. Deutsche Bank AG is a major global banking institution that is engaged in a wide range of financial services, including investment management, mutual funds, retail, private and commercial banking, investment banking and insurance.

Exhibit B sets forth the positions held by the officers of the Fund with TDAM or its affiliates.

No officer or Board Member of the Fund is a director, officer or employee of TDAM. No officer or Board Member of the Fund has any material direct or indirect interest in TDAM.

The Investment Advisory Agreement provides that the Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under the agreement.

The Investment Advisory Agreement continues in effect from year to year so long as its continuation is approved at least annually by a majority of the Board and a majority of the Independent Board Members. The Investment Advisory Agreement may be terminated at any time upon 60 days’ notice by either party, or by a majority vote of the outstanding voting securities of the Fund, and will terminate automatically upon assignment.

Information regarding the management fee rates payable, and aggregate amount paid by the Fund under the Investment Advisory Agreement is set forth in Exhibit C. Exhibit C was calculated based on the Fund’s most recent fiscal year.

ADDITIONAL INFORMATION

Share Ownership. Exhibit E to this Information Statement sets forth information as of May 29, 2015 regarding the ownership of the Fund’s shares by the only persons known by the Fund to own more than 5% of the outstanding shares of a class of the Fund. Collectively, the Board Members and executive officers of the Fund own less than 1% of each class of the Fund’s outstanding shares. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Administrator. The administrator for the Fund is The Bank of New York Mellon, One Wall Street, New York, New York 10286.

Distributor. The distributor for the Fund is ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203.

Contact for further information. For further information concerning the TDAM Sub-Advisory Agreement, please contact the Fund at 855-329-3837.

The most recent Annual Report of the Fund, containing audited financial statements for the Fund’s fiscal year (the “Report”), previously has been furnished to the Fund’s shareholders. An additional copy of the Report or of the most recent Semi-Annual Report, if applicable, will be furnished without charge upon request by writing to the Fund at 345 Park Avenue, New York New York 10154 or by calling 1-855-329-3837. Reports are also available on the Deutsche Funds website at https://etfus.deutscheawm.com/US/EN/Homepage or at the website of the SEC at www.sec.gov.

In order to reduce the amount of mail you receive and to help reduce expenses, we generally send a single copy of any shareholder report and prospectus to each household. If you do not want the mailing of these documents to be combined with those for other members of your household, please contact your financial adviser, contact the Fund at 1-855-329-3837 or write to the Fund at 345 Park Avenue, New York NY 10154.

EXHIBIT A

Portfolio Managers

Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF

TDAM USA Inc.

Glenn S. Davis, CFA, Managing Director, TDAM USA Inc.

Glenn joined TDAM USA Inc. in 2009. He is a portfolio manager with lead manager responsibilities for fixed income models and SMAs for TD Wealth in the U.S. He is lead manager for the TDAM USA Short Term Bond Fund, the TD Private U.S. Corporate Bond Fund, the TDAM USA Core Bond Fund and co-manager of the TD U.S. Monthly Income Fund. Additionally, Glenn is on the TD Wealth Asset Allocation Committee. Glenn has over 30 years of investment experience in senior roles managing both institutional and retail mandates for several U.S asset management firms. Glenn joined TD Banknorth in 2005 as a Senior Vice President and Chief Investment Strategist and Head of Fixed Income. In January of 2009, Glenn’s group joined TDAM USA Inc. Glenn holds a B.A. in Economics from Colby College, Waterville, ME and has an M.B.A. in Finance from the Hofstra University Graduate School of Business. Glenn is a CFA charterholder.

Dennis Woessner, CFA, CAIA, Vice President & Director, TDAM USA Inc.

Dennis joined TDAM USA Inc. in July 2009 as a fixed income portfolio manager. Dennis is co-manager on fixed income mutual funds, ETFs, models and SMAs. Previously, Dennis worked at an investment bank from November 1988 to June 1995 where he held a variety of fixed income positions in New York City and Boston. In June 1995, Dennis joined an asset management firm where he traded a range of fixed income asset classes and was part of the securitized and corporate bond strategy teams. From June 2003 through June 2008, Dennis worked for an investment firm. During most of his tenure, he managed all-corporate and all-credit portfolio mandates. Dennis holds a B.B.A. in Banking and Finance from Hofstra University. Dennis is a CFA charterholder and a Chartered Alternative Investment Analyst.

EXHIBIT B

Fund Officers

Name, Age, Position with the Trust and Length of Time Served(1)	Business Experience and Directorships During the Past 5 Years
Michael Gilligan(2) (48), Treasurer, Chief Financial Officer and Controller, 2010-present	Director in the Finance Group at Deutsche Bank AG with CFO responsibility for DBX Strategic Advisors LLC and DB Commodity Services LLC since 2008; Chief Operating Officer, Americas Credit Trading, Credit Suisse, 2007-2008.

Fiona Bassett (2) (40), Chief Operating Officer, 2014-present	Managing Director(3) in the Deutsche Asset and Wealth Management Passive Asset Management Group at Deutsche Bank AG and Head of Passive Americas Asset and Wealth Management Platform since 2014; Managing Director, COO Global Key Projects and Integration at Deutsche Asset and Wealth Management, 2012-2014; Managing Director at Deutsche Bank AG, 2004-2012.

Frank Gecsedi(2) (47), Chief Compliance Officer, 2010-present	Vice President in Deutsche Bank’s Global Markets Legal, Risk and Capital Division since 2010; Vice President and Compliance Manager at Bank of America Merrill Lynch (formerly Merrill Lynch), 2000-2010.

(1)	The length of time served represents the year in which the officer was first elected in such capacity for the Fund.
(2)	Address: 345 Park Avenue, New York, New York 10154.
(3)	Executive title, not a board directorship.

EXHIBIT C

Management Fee

For all services provided under the Investment Advisory Agreement, the Fund pays the Adviser a monthly investment management fee based on its average daily net assets, computed and accrued daily and payable monthly, at the annual rate set forth below. In addition, the following sets forth the aggregate amount of the investment management fee paid to the Adviser during the Fund’s most recently completed fiscal year ended May 31, 2015.

Fund	Investment Management Fee Rate	Aggregate Amount of Investment Management Fee	Amount of Investment Management Fee Waived
Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF	0.45%	$ 3,859	$ 0

Prior to April 30, 2015, Deutsche Investment Management Americas Inc. (“DIMA”) was the Fund’s sub-adviser. The aggregate amount of sub-advisory fees paid by the Adviser to DIMA during the Fund’s most recently completed fiscal year ended May 31, 2015 was $797. No sub-advisory fees were paid to TDAM during the Fund’s most recently completed fiscal year.

EXHIBIT D

5% SHAREHOLDERS

(as of May 29, 2015)

No person is known by the Fund to own more than 5% of the outstanding shares of any class of the Fund, except as specified below.

Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF

Name and Address of Investor	Shares	Percentage
RBC Capital Markets, LLC 60 S. 6th Street Minneapolis, MN 55402-4400	14,196	28.39%
J.P. Morgan Clearing Corp. 3 Chase Metrotech Center Proxy Dept. Brooklyn, NY 11245-0001	24,987	49.97%
Merrill Lynch, Pierce, Fenner & Smith 4804 Dear Lake Drive E Jacksonville, FL 32246	4,552	9.10%
LPL Financial Corporation 9785 Towne Centre Drive San Diego, CA 92121-1968	3,010	6.02%